Exhibit 10.8

BRIGHTHOUSE SERVICES, LLC AUXILIARY SAVINGS PLAN
(Effective January 1, 2017)

BRIGHTHOUSE SERVICES, LLC AUXILIARY SAVINGS PLAN
(Effective January 1, 2017)

Article 1 - Purpose of Plan and Construction
The purpose of this Plan is to provide retirement benefits on behalf of employees and their Beneficiaries whose Company matching and profit sharing contributions under the Brighthouse Services, LLC Savings Plan and Trust (“BSP Plan”) are reduced or eliminated solely because of the application of the limitations of (i) § 415(c) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) § 40l(a)(l7) of the Code, or (iii) § 1.415(c)-2(c) of the Income Tax Regulations. This Plan is intended to comply with the Legal Deferral Requirements, and shall be interpreted and administered consistent with that intent.
Article 2 - Definitions
2.1.    “Affiliated Company” means any corporation, partnership, joint venture or other business entity which is considered to be a single employer with the Company under § 414(b) or (c) of the Code.
2.2.    “Average Accumulated Elective Deferral Percentage” means the percentage which is equal to the Participant’s accumulated elective deferral amount divided by either the limit of § 401(a) (17) or such Participant’s Compensation, whichever is lower.
2.3.    “Beneficiary” means one or more persons designated by a Participant or otherwise determined under § 3.7 to receive that portion of the Participant’s vested account balance which has not been distributed as a result of his/her death.
2.4.    “Company” means Brighthouse Services, LLC or any successor corporation thereto.
2.5    “Compensation” means all amounts as defined in the BSP Plan, except that “Compensation” for purposes of this plan shall not be limited by § 401(a)(17) of the Code and, for the avoidance of doubt, shall include pre-tax voluntary deferrals to any Brighthouse Services, LLC voluntary deferred compensation plan. This definition is intended to specify the exclusive Compensation that will be considered under this Plan.
Notwithstanding any other provision in this Plan or preceding language of this definition; in no event will amounts paid: in settlement, as the result of an arbitration award, or judgment that is the result of any type of claim against the Company or its Affiliates be considered Compensation under this Plan.
2.6.    “Disability” means when a Participant continues to be disabled for twenty-four months on company records and is terminated as an employee as per company policy. .
2.7.     “Forfeited” means Company contributions on behalf of a Participant will not be payable.
2.8.     “Legal Deferral Requirements” means requirements under law to achieve deferral of income taxation, including but not limited to § 409A of the Code and any regulations promulgated thereunder.

2.9.     “Participant” means each participant in the BSP Plan who has elected to make before-tax salary deferral contributions or Roth 40l(k) contributions to the BSP Plan with respect to one or more payroll periods during the Plan Year and whose Company matching and profit sharing contributions under the BSP Plan during any payroll period for which such before-tax salary deferral contributions or Roth 401(k) contributions election is in effect are reduced or eliminated because of the application of the limitations of (i) § 415 of the Code, (ii) § 40l(a)(l7) of the Code, or (iii) § 1.415(c)-2(c) of the Income Tax Regulations, shall be a Participant under this Plan.
2.10.     “Plan” means the Brighthouse Services, LLC Auxiliary Savings Plan.
2.11.     “Plan Administrator” means the Plan Administrator appointed by the Chief Human Resource officer of Brighthouse Services, LLC including any person to whom such office or specific administrative rights have been delegated.
2.12.     “Plan Year” means the calendar year.
2.13.    “Termination of Employment” means the earlier of death or other termination of employment provided that the termination of employment qualifies as a separation from service as defined within the meaning § 409A(a)(2)(A)(i) of Code and Treasury Regulation § 1.409A-1(h)(1), or Disability.
Article 3 - Benefits, Vesting, Investment and Distributions
3.1.    Company Contributions.
(a)    In General. For each Plan Year, the Company shall make contributions to this Plan, as described in subsections (b) and (c), on behalf of each Participant, the amount of Company contributions comparable to the amount of Company Profit Sharing Contributions and Company Matching Contributions that would have been made to the BSP Plan had the limitations of §§ 401(a)(17) and/or 415(c) of the Code and § 1.415(c)-2(c) of the Income Tax Regulations not applied to the Participant’s account under the BSP Plan, subject to subsection (d). Notwithstanding any other provision in this Plan or preceding language of this subsection 3.1; in no event will amounts paid: in settlement, as the result of an arbitration award, or judgment that is the result of any type of claim against the Company or its Affiliates be considered Compensation or eligible for contributions under this Plan.
(b)    Company Matching Contribution. On behalf of an eligible Participant, the Company shall credit to his or her account an amount equal to the Average Accumulated Elective Deferral Percentage, but not in excess of six percentage (6%), of such Participant’s Compensation during the Plan Year in excess of the applicable annual limits under Code of §§ 401(a) (17) and/or 415(c), as adjusted from time to time.
(c)    Company Profit Sharing Contribution. On behalf of an eligible Participant, the Company shall credit to his or her account an equal to three percent (3%) of such Participant’s Compensation during the Plan Year in excess of the applicable annual limits under Code §§ 401(a) (17) and/or 415(c), as adjusted from time to time, without regard to any amounts deferred under this Plan.
(d)    Special Contributions. Company Matching Contributions and Profit Sharing Contributions, as set forth in subsections (b) and (c), respectively, are made to the Plan on behalf of certain Participants to restitute the Company contributions that would have been made to their MetLife Auxiliary Savings and Investment Plan account for the deferral election made in 2015 under the legacy MetLife Leadership Deferred

Compensation Plan for compensation payable in 2017.  A list of the Participants and the restitution amount contributed on behalf of each Participant are provided in Appendix A.
3.2.    Vesting of Company Contributions. Company contributions under this Plan shall vest in accordance with the vesting schedule applicable to Company Profit Sharing Contributions and Company Matching Contributions under the BSP Plan. Any Company contributions that do not vest pursuant to the terms of the BSP Plan shall be Forfeited, except as provided under Article 10.
3.3.    Elections and Tracking of Investment Performance. Subject to the Company’s consent and sole discretion, a Participant may elect to hypothetically make an investment allocation of future Company contributions as well as existing balances. The investment allocation for this Plan shall track the performance of one or more of the funds under the BSP Plan, as selected by the Participant under this Plan. Thus, the Participant’s account balance under this Plan shall be adjusted for income, gains and losses in the same manner as if such Participant had directed the investment of his or her account balance among one or more of the funds under the BSP Plan. The terms, conditions and procedures under which a Participant may elect to hypothetically make an investment allocation of future contributions and existing balances shall be subject to the same rules and restrictions that apply under the BSP Plan. If a Participant fails to specify the investment allocation of contributions to this Plan, then earnings, gains and/or losses on such contributions shall be determined using the returns from the BSP Plan qualified default investment alternative until changed by the Participant. Notwithstanding any provision to the contrary in this Plan, the Plan Administrator has the ability to modify the hypothetical investments in a manner that differs from the investment options available under the BSP Plan.
3.4.     Timing and Mode of Payment.
(a)    Timing and Mode of Payment. The Participant shall receive a distribution of his or her vested account balance under this Plan as a single lump sum as soon as administratively practicable after a Participant’s Termination of Employment. All payments under this Plan shall be made in cash, subject to subsection (b).
(b)     Specified Employees. Each Year the Plan must identify individuals who are “Specified Employees” as that term is defined under 409A and the treasury regulations thereunder. The determination of who is a Specified Employee will be based on taxable compensation (as shown in Box 1 of each Participant’s W-2) paid during the 12-month period ending September 30th of each calendar year. Therefore, September 30th of each year will serve as the Specified Employee identification date for the Plan. The list of Specified Employees generated on September 30th of each year will be effective from January 1st through December 31st of each subsequent Plan year. Any Participant identified as a Specified Employee on the applicable identification date, whose benefit is payable due to a separation from service as defined under Code Section 409A and the applicable Treasury Regulations, shall not have his/her 409A benefits paid under this Plan earlier than six months following his/her separation from service.
3.5.    In-Service Withdrawals and Loans Prohibited. No Participant benefits under this Plan will be eligible for distribution as an in-service withdrawal by a Participant or as a loan to any Participant.
3.6.    Distributions after Participant’s Death. In the event of the Participant’s death, a single sum, equal to the Participant’s accrued, vested benefit shall be paid to the Participant’s Beneficiary (determined in accordance with § 3.7) as soon as administratively practicable after receipt by the Plan Administrator of notification of the Participant’s death. If the Participant’s designated Beneficiary has not survived the

Participant, or the Participant has no designated Beneficiary for purposes of the Plan, such lump sum payment shall be made to the Participant’s estate.
3.7.    Beneficiary. The Plan Administrator shall prescribe the form by which each Participant may designate a beneficiary (who may be named contingently or successively, and among whom payments received under the Plan may be split as indicated by the individual) for purposes of receiving payment of a Participant’s benefit under the Plan after the death of the Participant. Each beneficiary designation will be effective only upon its receipt by the Plan Administrator and shall revoke all prior beneficiary designations by that individual related to the Plan. After receipt, the change shall relate back and take effect as of the date the Participant signed written notice of the change whether or not the Participant is living at the time of receipt, but without prejudice to the Plan Administrator on account of any payment made before receipt of the change. Generally, the Participant’s Beneficiary shall be the beneficiary designated by the Participant under the BSP Plan unless the Participant files a separate beneficiary designation under this Plan. If there is more than one Beneficiary and the beneficiary designation does not specify the percentage of the Participant’s benefit to be paid to each such Beneficiary, each Beneficiary shall share equally in the benefits under the Plan.
3.8.    No Duplication of Benefits. Notwithstanding any provision in this Plan to the contrary, no similar benefit that is paid under this Plan shall be paid under any other deferred compensation plan(s) created by the Company or any Affiliated Company.
3.9.    Right of Offset. The Company, at any time, may offset against any amounts as they become due and payable under the Plan, any amounts due from a Participant to the Company or any Affiliated Company regardless of the source of such debt or the circumstances under which it arose. If the Plan pays any benefits to a Participant while the Participant who owes a debt to the Company or an Affiliated Company, such payment by the Plan is not intended to waive the Company’s or any Affiliated Company’s right to offset against a Participant’s future benefits under the Plan and shall not be deemed a waiver of such right.
Article 4 - No Guarantee of Employment; No Limitation on Principle Action
Nothing in the Plan shall interfere with or limit the right of the Company or an Affiliated Company or person to establish, alter, amend, suspend, revise, interpret, terminate or discontinue the terms and conditions of employment of any individual, including but not limited to compensation or benefits, or to terminate employment of any individual, nor confer on any individual the right to continue employment of any entity or person. Nothing in this Plan shall limit the right of any entity or person to establish alter, amend, suspend, revise, interpret, terminate or discontinue any other compensation or benefit plan. No Compensation shall be treated as compensation for purposes of a Participant’s right under any other plan, policy or program, except as stated or provided in such plan, policy or program. Nothing in the Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, transfer all or any part of its business or assets.
Article 5 - Unfunded Plan
The Plan and the liabilities created hereunder are completely unfunded. The payment of Participant benefits is the unsecured obligation of the Company and any successor thereto, and is not the obligation, debt, or liability or any other entity or party. Any documentation regarding the Plan and the Participant’s benefits are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of the Company or any other party. A Participant’s benefits under this Plan are subject to the claims of the general creditors of the Company. This Plan is entirely separate from the BSP Plan and participation in this Plan gives a Participant no right to any funds or assets of the BSP Plan.
Article 6 - Nontransferability of Participant’s Interest
6.1.    Nontransferability. Except to the extent provided in § 6.2, prior to actual payment, Participant shall not have any power or right to receive advances on any payments to be made hereunder or to alienate, dispose of, transfer, assign, mortgage, commute or otherwise encumber any of the benefits payable under the Plan, nor shall such benefits be subject to seizure for the payment of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.
6.2.    Domestic Relation Orders. The Plan Administrator will distribute, designate or otherwise recognize the attachment of any property of any portion of a Participant’s benefits under the Plan in favor of the Participant’s spouse, former spouse or dependents to the extent that this Plan and the portion of the benefit awarded to an alternate payee is mandated by the terms of a domestic relations order, as defined in § 414(p)(1)(B) of the Code. The Plan Administrator has sole and absolute discretion to determine whether an order is a qualifying domestic relations order.
Article 7 - Effect of Taxes
Payments under this Plan will be made after the withholding of any Federal, state or local income, employment or other taxes legally obligated to be withheld, as determined by the Plan Administrator in its sole discretion. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his/her Beneficiary, including but not limited to any tax liabilities arising out of the Legal Deferral Requirements.
The Company shall have the ability to withhold any tax amounts (whether income, employment, estate or other tax) it determines, in its discretion, is due and owing from the Participant to the Company, whether the tax obligation arose on account of the benefit under this Plan or arose due to other wages payable by the Company to the Participant. If, however, tax is determined, in the discretion of the Company and in accordance with any process the Plan Administrator approves for the determination and collection of taxes, to be due and owing from the Participant, at a time other than when amounts are due to be paid from this Plan, then the Company will have the discretion to reduce the accrued benefit or account balance of the Participant in this Plan by the amount of any tax that it determines is due and owing.
Article 8 - Administration of the Plan
8.1.    Plan Administrator’s Interpretation Binding. The Plan Administrator has absolute discretion to interpret and administer this Plan. The Plan Administrator is empowered to take all actions it deems appropriate in administering this Plan. The Plan Administrator’s final interpretation of the meaning or application of any of the Plan provisions shall be binding and conclusive. However, once a Change of Control (as defined in Article 11) has occurred, this Article 8 shall no longer apply to differences of opinion between the Plan Administrator and a Participant regarding the application of Article 11 of this Plan to a Participant or with regard to any rights or benefits protected under Article 11 of this Plan or otherwise accrued prior to the Change of Control including the vesting thereof.

8.2.    Claims and Review Procedure; Limitations of Time for Submitting Claims and Suits Challenging Denial of Claims.
(a)    Claims and Review Procedure. Claims for benefits or allegations of a failure to administer the Plan in accordance with its terms and/or ERISA and appeals of denied claims under the Plan shall be administered in accordance with § 503 of ERISA, the regulations thereunder (and any other law that amends, supplements or supersedes said § of ERISA), and the procedures adopted by the Plan Administrator, as appropriate which are incorporated herein by reference. The Plan shall provide adequate notice to any claimant whose claim for benefits under the Plan has been denied, setting forth the reasons for such denial, and afford a reasonable opportunity to such claimant for a full and fair review by the Plan Administrator of the decision denying the claim. Benefits will be paid under the Plan only if the Plan Administrator determines in its sole discretion that the applicant is entitled to them.
(b)    Limitations of Time for Submitting Claims and Suits Challenging Denial of Claims. No suit to recover benefits under this Plan or to allege that the Plan was not administered in accordance with its terms and/or the Internal Revenue Code or ERISA shall be brought more than six months following the exhaustion of the claims and review procedures set forth in subsection (a). If a Participant receives a distribution from the Plan, no claim for benefits under the Plan’s claims and review procedures described in subsection (a) shall be made regarding the calculation of the amount of the benefits more than six months following the date on which the Participant received such distribution.
Article 9 - Governing Law
To the extent not inconsistent with Federal law, the validity of the Plan and its provisions shall be construed and governed in accordance with the laws of the State of North Carolina.
Article 10 - Amendment and Termination of Plan
Except to the extent otherwise required by law including the Legal Deferral Requirements, or limited by Article 11, the Plan Administrator may amend, modify, suspend or terminate the Plan at any time in its sole discretion. However, any such amendment or termination will not adversely affect the benefit entitlements of any employee who is a Participant in the BSP Plan to the extent of the account balance under this Plan prior to the time of such amendment or any interest of a Participant existing under the Plan prior to the execution of such amendment. Any amendment or group of amendments made effective on the same date, which would increase or decrease the annual cost of Plan benefits for Participants by ten million dollars or more in the aggregate, as determined in good faith by the Plan Administrator, shall take effect only after the action is authorized or ratified by the Board of Directors of Brighthouse Services, LLC.
Article 11 - Change of Control
At such time as Brighthouse Services, LLC adopts a voluntary deferred compensation plan, this plan will incorporate by reference the definition of “Change of Control” from that voluntary deferred compensation plan.
11.1     Accelerated Vesting on Change of Control. Notwithstanding any other provision of this Plan at the time that a Change of Control occurs, all Participants shall be fully vested in all contributions plus earnings (which may be positive or negative) accrued under this plan.

11.2     Limitations on Amendment After a Change of Control.    Notwithstanding any other provision of this Plan, no amendments can be made to this Plan after a Change of Control that would, in any way, decrease the value of the Plan benefit accrued to any Participant as of the date the Change in Control occurred. Amendments to hypothetical investment options under this Plan after a Change of Control cannot eliminate all hypothetical accounts that have a fixed rate of return. Furthermore, after a Change of Control, the hypothetical crediting rate under any such fixed hypothetical investment account may not fall below zero. Amendments to the timing and form of distributions available under this Plan made after a Change of Control may not eliminate the lump sum distribution option and may not further defer the time of payment. If, after a change in Control, an Officer of the Company and/or any Affiliate claims constructive Termination of Employment, Article 3.4(a) of this Plan will be interpreted to allow distribution as soon as the Participant meets the requirements of a “separation from service” as defined within the meaning § 409A(a)(2)(A)(i) of Code and Treasury Regulation § 1.409A-1(h)(1).
Article 12 - Term of the Plan
The Plan shall be effective on and after January 1, 2017 and shall continue in effect unless and until it is terminated pursuant to its terms.
Article 13 - Entire Plan
The Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under the Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between a Participant and the Company with regard to the Plan or benefits thereunder. There are no third party beneficiaries to the Plan, other than Participants’ Beneficiaries designated under the terms of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf this 3rd day of April 2017, by its officer thereunto duly authorized.

BRIGHTHOUSE SERVICES, LLC

/s/ Mark Davis
Mark Davis, Plan Administrator
Attest:
/s/ Elyse Moore